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Exhibit 5.7

[Letterhead of Carmody & Torrance LLP]

May 12, 2005

Alderwoods Group
311 Elm Street
Suite 1000
Cincinnati, OH 45202

Jones Day
77 W. Wacker Drive
Suite 3500
Chicago, IL 60601

Re:
Exchange of $200,000,000 of 7 3/4% Senior Notes due 2012

Ladies and Gentlemen:

        We have acted as special local counsel for Alderwoods (Connecticut), Inc., a Connecticut corporation (the "Covered Guarantor), in connection with the exchange by Alderwoods Group, Inc., a Delaware corporation and a direct or indirect parent of the Covered Guarantor (the "Company"), of $200,000,000 aggregate principal amount of 7 3/4% Senior Notes due 2012 (the "144A Notes"), issued pursuant to the Purchase Agreement, dated as of August 5, 2004 (the "Purchase Agreement"), among the Company, the subsidiary guarantors, including the Covered Guarantor, listed on Schedule A thereto (the "Guarantors"), and Banc of America Securities LLC and Morgan Stanley & Co. Incorporated (collectively, the "Initial Purchasers"). The 144A Notes were issued pursuant to the Indenture, dated as of August 19, 2004 (the "Indenture"), between the Company, the Guarantors and Wells Fargo Bank, N.A., as trustee (the "Trustee"). The 144A Notes are being exchanged for notes registered under the Securities Act of 1933 (the "Exchange Notes") pursuant to a Registration Rights Agreement dated August 19, 2005 ("Registration Rights Agreement") by and among the Company, certain guarantors, including the Covered Guarantor and Bank of America Securities LLC and Morgan Stanley & Co. Incorporated and a registration statement dated the date hereof on Form S-4 (the "Registration Statement"). Except as otherwise defined herein, capitalized terms used in this opinion but not otherwise defined herein are used as defined in the Purchase Agreement.

        In our capacity as such counsel, we have examined originals, or copies identified to our satisfaction as being true copies, of such records, documents or other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including such corporate records and documents of Covered Guarantor and such certificates of public officials and officers of Covered Guarantor as we have deemed necessary or appropriate for purposes of this opinion. As to questions of fact material to the opinions hereinafter expressed, we have, without independent verification of their accuracy, relied solely, unless otherwise specifically stated, upon the representations and warranties of the Company and Covered Guarantor made in the Purchase Agreement.

        We have reviewed executed copies or counterparts of the Indenture and the Covered Guarantor's Guarantee (collectively, the "Transaction Documents").

Assumptions

        In rendering this opinion we have assumed, without having made any independent investigation of the facts, the following:

  (i)
  the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies;

  (ii)
  to the extent that the obligations of Covered Guarantor may be dependent upon such matters, other than with respect to Covered Guarantor, that each party to the agreements and contracts referred to herein is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation; that each such other party has the requisite corporate or other organizational power and authority to enter into and perform its obligations under such agreements and contracts, as applicable; and that such agreements and contracts have been duly authorized, executed and delivered by, and each of them constitutes the legally valid and binding obligations of such other parties, as applicable, enforceable against such other parties in accordance with their respective terms;

  (iii)
  that all material factual matters, including without limitation, representations and warranties, contained in the Transaction Documents, are true and correct as set forth therein;

  (iv)
  no fraud exists with respect to any matters relevant to such opinions; we have no reason to believe that there exists any fraud which would render invalid the opinions expressed below.

Opinions

        In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based upon the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

  1.
  The Covered Guarantor is a corporation and is validly existing as a corporation in the State of Connecticut (the "State").

  2.
  As of the date of the Indenture, the Covered Guarantor had the full corporate power and authority to enter into, and as of the date hereof, the Covered Guarantor has the corporate power and authority to perform its obligations under the Indenture.

  3.
  The execution and delivery of the Indenture by the Covered Guarantor and the performance by the Covered Guarantor of its obligations thereunder (i) have been duly authorized by all necessary corporate action, (ii) will not result in any violation of the provisions of the charter or by-laws of the Covered Guarantor.

  4.
  When the Registration Statement has become effective under the Securities Act of 1933 and the Covered Guarantor's Guarantee of the Exchange Notes are delivered in accordance with the terms of the exchange offer, the Guarantee of the Exchange Notes of the Covered Guarantor will be validly issued by the Covered Guarantor and will constitute a valid and binding obligation of the Covered Guarantor.

Qualifications

        The foregoing opinions are subject to the following qualifications, limitations and exceptions:

  (i)
  We express no opinion as to the enforceability of prospective waivers of right to notice or a hearing, or other rights granted by constitution or statute, powers of attorney, provisions purporting to relieve parties of the consequences of their own negligence or misconduct, provisions granting indemnity or rights of contribution, provisions purporting to establish evidentiary standards, provisions purporting to grant a right to the appointment of a receiver or provisions purporting to grant secured parties prejudgment rights with respect to collateral;

  (ii)
  We express no opinion as to (A) the choice of law provisions contained in any of the Transaction Documents; (B) the provisions of any of the Transaction Documents which purport to confer subject matter jurisdiction on any court, to consent to the jurisdiction of any court or to waive venue or inconvenient forum with respect to any court; or (C) any provisions of the Transaction Documents which purport to provide for a method of service of process which is inconsistent with applicable law or rules of the relevant court. This opinion is given as of the date hereof, and we disclaim any obligation to update this opinion letter for events occurring after the date of this opinion letter;

  (iii)
  We express no opinion with respect to any federal or state laws pertaining to the issuance, registration or regulation of securities;

  (iv)
  The foregoing opinion is limited to the laws of the State and the federal laws of the United States of America and we express no opinion with respect to the laws of any other jurisdiction.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement to be filed with the Securities and Exchange Commission in connection with the issuance of the Company's Exchange Notes and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

Very truly yours,
CARMODY & TORRANCE LLP

By:	/s/ CARMODY & TORRANCE LLP

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  Exhibit 5.7
Assumptions
Opinions
Qualifications